JOSEPHINE CHAUS

                                        October 27, 1995

Board of Directors
Bernard Chaus, Inc.
1410 Broadway
New York, NY  10018

     Re: Subordinated Notes of Bernard Chaus, Inc. (the "Company")

Gentlemen:

     Reference is made to the Subordinated Notes payable to me by the Company which are set forth on Schedule A (the "Notes"), each of which become due and payable on July 1, 1996. In order to facilitate the proposed underwritten public offering by the Company of approximately 5,000,000 shares of the Company's Common Stock (the "Public Offering"), by letter agreement dated October 9, 1995 (the "Letter Agreement"), I agreed to extend the maturity date of the Notes until July 1, 1998.

     The Letter Agreement constituted an amendment to each of the Notes to extend the due date thereof until July 1, 1998. The effectiveness of the amendments to the Notes contained in the Letter Agreement was expressly conditioned upon the consummation of the Public Offering. In the event that the Public Offering is not consummated, in lieu of the agreements contained in the Letter Agreement, the maturity date of the Notes shall extend to October 1, 1996.

     Except as expressly modified herein, all of the provisions, terms and conditions contained in the Notes, as they may have been previously amended, shall remain in full force and effect.

                                        Very truly yours,


                                            \s\ Josephine Chaus
                                                Josephine Chaus

Accepted and Agreed To:
BERNARD CHAUS, INC.

By:  \s\ Wayne Miller
Name:    Wayne Miller
Title:   Executive Vice President - Finance
         and Administration and Chief Financial Officer